UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2022

Amtech Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Arizona	000-11412	86-0411215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 S. Clark Drive
Tempe, Arizona		85288
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 967-5146

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASYS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2005, Amtech Systems, Inc. (the “Registrant” or the “Company”) created a series of preferred stock designated Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), by filing the Certificate of Designations, Preferences and Privileges of the Series A Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Arizona.

On August 15, 2022, the Company filed a Cancellation of Certificate of Designations, Preferences, and Privileges of the Series A Convertible Preferred Stock (the “Cancellation Certificate”) with the Secretary of State of the State of Arizona. The Cancellation Certificate cancelled the Certificate of Designations, thereby eliminating all Series A Preferred Stock.

For more detailed information, reference is made to the Certificate of Cancellation, which is filed hereto as Exhibit 3.1 and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On August 15, 2022, Amtech Systems, Inc. announced by press release its results of operations for the third quarter ended June 30, 2022. A copy of the press release is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information contained in this Current Report under the heading “Item 2.02 Results of Operations and Financial Condition”, including the accompanying Exhibit 99.1, is furnished pursuant to Item 2.02 of Form 8-K and shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing. The information in this Current Report under the above-referenced heading, including the accompanying Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2022, Amtech Systems, Inc. and Mr. Jong S. Whang, the Company’s former Chief Executive Officer and Chairman of the Board of Directors and a current executive and director, mutually decided that Mr. Whang would transition to a non-executive employment role effective immediately and retire from his position as director effective December 31, 2022. Mr. Whang’s decision to retire is not a result of any disagreement between the Company and Mr. Whang on any matter relating to the Company’s operations, policies or practices. In connection with his retirement, the Company and Mr. Whang entered into a letter agreement (the “Agreement”), which terminated the Second Amended and Restated Employment Agreement between the Company and Mr. Whang, dated February 9, 2012 (as amended, the “Employment Agreement”) and detailed the terms of Mr. Whang’s continued at-will employment in an M&A support role to the Company as well as his continued compensation and severance.

Pursuant to the Agreement, for his services as a non-executive advisor, Mr. Whang will receive an annual base salary of $100,000 and be provided such employee benefits as are provided to other employees of the Company in accordance with Company policy through December 31, 2023 when his at-will employment will automatically terminate. Additionally, pursuant to the Agreement, upon his retirement from the Board, the Company will pay Mr. Whang a lump sum payment equal to $400,000.00, subject to applicable deductions required by law, and he will be eligible to receive additional incentive compensation dependent on the completion of certain milestones as outlined in the Agreement.

The foregoing summary of the Agreement does not purport to be a complete description and is qualified in its entirety by the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending September 30, 2022, subject to a request for confidential treatment with respect to certain portions of the Agreement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

See Item 1.01, which is incorporated herein by reference. On August 15, 2022, the Company filed the Cancellation Certificate which, effective upon filing, cancelled the Certificate of Designations and eliminated from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the Certificate of Designations for the Series A Preferred Stock. There were no outstanding shares of the Series A Preferred Stock as of August 15, 2022. A copy of the Cancellation Certificate is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

3.1	Cancellation of Certificate of Designations, Preferences and Privileges of Series A Convertible Preferred Stock of Amtech Systems, Inc., dated as of August 12, 2022

99.1	Press release dated August 15, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMTECH SYSTEMS, INC.

Date:	August 15, 2022	By:	/s/ Lisa D. Gibbs
Name: Lisa D. Gibbs Title: Vice President and Chief Financial Officer